Exhibit 99.1

HOMOLOGY MEDICINES, INC.

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

On March 10, 2022, Homology Medicines, Inc. (“Homology” or the “Company”) closed the previously announced transaction (the “Transaction”) with Oxford Biomedica Solutions LLC (f/k/a Roadrunner Solutions LLC) (“Newco”), Oxford Biomedica (US), Inc. (“OXB”) and Oxford Biomedica plc (“OXB Parent” and, collectively with OXB, “Oxford”), pursuant to the Equity Securities Purchase Agreement, dated as of January 28, 2022, by and among Homology, Newco and Oxford, whereby, among other things, Homology and Oxford agreed to collaborate to operate Newco, which will provide adeno-associated virus (“AAV”) vector process development and manufacturing to pharmaceutical and biotechnology companies.

Immediately prior to the closing of the Transaction (the “Closing”), Homology and Newco entered into a Contribution Agreement (as previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on February 3, 2022), pursuant to which Homology assigned and transferred to Newco all of Homology’s assets that are primarily used in the manufacturing of AAV vectors for use in gene therapy or gene editing products (comprising, among other things, intellectual property, tangible property and equipment and employees), but excluding certain assets related to manufacturing or testing of Homology’s proprietary AAV vectors (collectively, the “Transferred Assets”), in exchange for 175,000 common equity units in Newco (“Units”), and Newco assumed from Homology, and agreed to pay, perform and discharge when due, all of Homology’s duties, obligations, liabilities, interests and commitments of any kind under, arising out of or relating to the Transferred Assets.

Effective as of the Closing, Homology sold to OXB, and OXB purchased from Homology, 130,000 Units (the “Transferred Units”) in exchange for $130.0 million. In connection with the Closing, OXB contributed $50.0 million in cash to Newco in exchange for an additional 50,000 Units. Immediately following the Closing, (i) OXB owned 180,000 Units, representing 80 percent (80%) of the fully diluted equity interests in Newco, and (ii) Homology owned 45,000 Units, representing 20 percent (20%) of the fully diluted equity interests in Newco. Pursuant to the Amended and Restated Limited Liability Company Agreement, dated as of March 10, 2022, by and among Newco, Oxford and the Company (the “Newco Operating Agreement”), entered into in connection with the Transaction, the Company is entitled to designate one director on the Board of Directors of Newco. Effective as of the Closing, the Transferred Assets are derecognized and the Company’s ownership of 20% of the issued and outstanding Units is accounted for using the equity method.

Pursuant to the Newco Operating Agreement, at any time following the three-year anniversary of the Closing, (i) OXB will have an option to cause Homology to sell and transfer to OXB, and (ii) Homology will have an option to cause OXB to purchase from Homology, in each case all of Homology’s equity ownership interest in Newco at a price equal to 5.5 times the revenue for the immediately preceding 12-month period, subject to a specified maximum amount (the “Put/Call Option”).

Concurrently with the Closing, the Company and Newco entered into a lease assignment and assumption agreement pursuant to which Homology assigned all of its right, title and interest in, to and under its facility lease to Newco and a sublease agreement whereby Newco subleased certain premises in its facility to Homology. However, as the Company remains jointly and severally liable for the payment of rent under the facility lease, the Company has not been released from being the primary obligor under such facility lease and therefore the related right-of-use asset and lease liability are not derecognized and will remain on the Company’s balance sheet. The Company also entered into certain ancillary agreements with Newco, including a license and patent management agreement whereby Newco granted certain licenses to the Company, a supply agreement for a term of three years that includes certain annual minimum purchase commitments, a transitional services agreement pursuant to which Homology will perform certain services for the benefit of Newco and Newco will perform certain services for the benefit of Homology, as well as several additional ancillary agreements.

The unaudited pro forma condensed consolidated financial information (or “pro forma financial information”) presents the pro forma financial position and results of operations of the Company giving effect to the Transaction. Specifically, the unaudited pro forma condensed consolidated balance sheet reflects adjustments that depict the accounting for the Transaction required by GAAP (“pro forma balance sheet transaction accounting adjustments”) as of September 30, 2021 while the unaudited pro forma condensed consolidated statements of operations reflect adjustments that depict the effects of the pro forma balance sheet transaction accounting adjustments assuming those adjustments were made as of January 1, 2020 (“pro forma income statement transaction accounting adjustments”). We refer to pro forma balance sheet transaction accounting adjustments and pro forma income statement transaction accounting adjustments collectively as “transaction accounting adjustments.” The transaction accounting adjustments are described in the accompanying notes.

The pro forma financial information are prepared in accordance with Article 11 of Regulation S-X. The pro forma financial information is based upon available information and assumptions that management considers to be reasonable, and such assumptions have been made solely for purposes of developing such pro forma financial information for illustrative purposes in compliance with the disclosure requirements of the SEC. The pro forma financial information is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Transaction occurred on the dates indicated. In addition, these pro forma financial statements should not be considered to be indicative of the future financial performance and results of operations of the Company.

The pro forma financial information should be read in conjunction with the historical financial statements and accompanying notes included in the Company’s Annual Report on Form 10-K filed with the SEC on March 11, 2021 and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 filed with the SEC on November 15, 2021.

HOMOLOGY MEDICINES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of September 30, 2021

(in thousands, except share and per share amounts)

	Historical	Transaction Accounting Adjustments		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$95,829	$130,000	(a)	$225,829
Short-term investments	91,722	$—		$91,722
Prepaid expenses and other current assets	4,266	$—		$4,266

Total current assets	191,817	130,000		321,817
Property and equipment, net	32,697	$(29,935	) (a)	$2,762
Right-of-use assets	5,028	$—		$5,028
Equity method investment	—	$45,000	(b)	$45,000
Restricted cash	1,274	$—		$1,274

Total assets	$230,816	$145,065		$375,881

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,522	$—		$3,522
Accrued expenses and other liabilities	10,017	$2,600	(c)	$12,617
Operating lease liabilities	1,959	$—		$1,959
Deferred revenue	3,208	$—		$3,208

Total current liabilities	18,706	2,600		21,306
Non-current liabilities:
Operating lease liabilities, net of current portion	11,582	$—		$11,582
Deferred revenue, net of current portion	1,958	$—		$1,958

Total liabilities	32,246	2,600		34,846

Commitments and contingencies (Note 7)
Stockholders’ equity:
Preferred stock	—	$—		$—
Common stock, $0.0001 par value	6	$—		$6
Additional paid-in capital	589,119	$—		$589,119
Accumulated other comprehensive gain (loss)	(5)	$—		$(5)
Accumulated deficit	(390,550)	$142,465	(d)	$(248,085)

Total stockholders’ equity	198,570	142,465		341,035

Total liabilities and stockholders’ equity	$230,816	$145,065		$375,881

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

HOMOLOGY MEDICINES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Nine months ended September 30, 2021

(in thousands, except share and per share amounts)

	Historical	Transaction Accounting Adjustments		Pro Forma
Collaboration revenue	$33,169	$—		$33,169
Operating expenses:
Research and development	69,439	(9,893	) (e)	59,546
General and administrative	26,054	(1,187	) (f)	24,867

Total operating expenses	95,493	(11,080)		84,413

Profit (loss) from operations	(62,324)	11,080		(51,244)

Other income:
Interest income	143	—		143

Total other income	143	—		143
Equity method investment profit (loss)	—	(2	) (h)	(2)

Net profit (loss)	$(62,181)	$11,078		$(51,103)

Net profit (loss) per share-basic and diluted	$(1.14)			$(0.93)

Weighted-average common shares outstanding-basic and diluted	54,704,410			54,704,410

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

HOMOLOGY MEDICINES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Twelve months ended December 31, 2020

(in thousands, except share and per share amounts)

	Historical	Transaction Accounting Adjustments		Pro Forma
Collaboration revenue	$2,702	$—		$2,702
Operating expenses:
Research and development	100,392	(10,248	) (e)	90,144
General and administrative	32,573	1,047	(f)	33,620

Total operating expenses	132,965	(9,201)		123,764

Profit (loss) from operations	(130,263)	9,201		(121,062)

Other income:
Gain on derecognition of Transferred Assets	—	139,950	(g)	139,950
Interest income	1,569	—		1,569

Total other income	1,569	139,950		141,519
Equity method investment profit (loss)	—	(2	) (h)	(2)

Net profit (loss)	$(128,694)	$149,149		$20,455

Net profit (loss) per share
Basic	$(2.80)			$0.45
Diluted	$(2.80)			$0.43	(i)
Weighted-average common shares outstanding
Basic	45,910,787			45,910,787
Diluted	45,910,787			47,035,260	(i)

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

HOMOLOGY MEDICINES, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

(in thousands, except share and per share amounts)

(unaudited)

The following is a description of the transaction accounting adjustments reflected in the unaudited pro forma consolidated financial statements based on preliminary estimates, which may change as additional information is obtained.

(a)

Sale Proceeds and Derecognition of the Transferred Assets: Includes an adjustment of $130.0 million in cash proceeds from OXB. These adjustments also include the derecognition of the carrying value of the Transferred Assets of $29.9 million as of September 30, 2021.

The following table summarizes the carrying value of the Transferred Assets in connection with the Transaction:

(in thousands)	September 30, 2021
Property and equipment, net	$29,935

Total assets disposed	$29,935

The intellectual property sold had a carrying value of zero in the consolidated financial statements.

(b)

Equity method investment: Represents the preliminary estimated fair value of the Company’s retained investment in Newco as of September 30, 2021. This amount was determined by multiplying the 20% equity interest by the fair value of Newco, which was an estimated $225.0 million based on OXB’s $180.0 million cash contribution in exchange for an 80% equity interest. The Company requires completion of final valuation work to determine the fair value of its retained investment, including the impact of the Put/Call Option. The accounting is expected to be completed in the first fiscal quarter ending March 31, 2022.

(c)	Accrued expenses and other liabilities: Includes an adjustment to accrue transaction costs payable upon the completion of the Transaction.

(d)

Accumulated deficit: The cumulative adjustments resulted in an adjustment to accumulated deficit of $142.5 million related to the gain recognized upon the derecognition of the Transferred Assets on September 30, 2021 offset by accrued transaction costs of $2.6 million. The estimated gain was computed as follows:

(in thousands)	September 30, 2021
Cash received	$130,000
Plus: Fair value of retained investment	45,000
Less: Carrying value of the Transferred Assets	(29,935)

Estimated gain on decrecognition	$145,065

(e)

Research and development: Includes adjustments for the elimination of internal costs associated with the AAV vector process development and manufacturing, including the elimination of depreciation expense of $3.7 million for the year ended December 31, 2020 and $3.1 million for the nine months ended September 30, 2021. These adjustments also include a reduction of lease expense of $0.8 million for the year ended December 31, 2020 and $0.6 million for the nine months ended September 30, 2021 associated with the assignment of the facility lease and related sublease agreement. These adjustments also include the addition of external manufacturing costs that the Company expects would have been incurred under the supply agreement with Newco.

(f)

General and administrative: Includes adjustments for the elimination of depreciation expense associated with the Transferred Assets. For the year ended December 31, 2020, these adjustments are offset by an increase in expense due to transaction costs payable upon completion of the Transaction.

(g)	Gain on derecognition of Transferred Assets: Represents the estimated gain recognized upon the derecognition of the Transferred Assets on January 1, 2020. The estimated gain was computed as follows:

(in thousands)	January 1, 2020
Cash received	$130,000
Plus: Fair value of retained investment	45,000
Less: Carrying value of the Transferred Assets	(35,050)

Estimated gain on derecognition	$139,950

(h)

Equity method investment profit (loss): Represents the estimated investment loss from Newco under the equity method of accounting for the respective periods presented based on the Company’s 20% equity interest. This adjustment excludes the impact of Newco’s intangible asset amortization expense because the estimate of the fair value of the intangible assets requires completion of final valuation work. The accounting is expected to be completed in the first fiscal quarter ending March 31, 2022.

(i)

Diluted earnings per share: Calculated by dividing pro forma net income by the weighted-average number of common shares outstanding plus all potentially dilutive common stock equivalents, primarily shares issuable upon the exercise of stock options. The estimated effect of the dilutive stock options was an incremental 1,124,473 shares for the year ended December 31, 2020.